SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  January 10, 1994



                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640
- ----------------------------------------------------------------
(State or other juris-      (Commission      (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-7000








Item 5.  Other Events

A.   Performance Incentive Plan - 1994 Target

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular employees of the Company and designated subsidiaries. Under recently negotiated labor contracts, bargaining unit employees will no longer participate in the Plan beginning in 1994. The Plan provides for awards based on (1) the Company's success in meeting overall corporate financial performance objectives, based on earnings per share for the Company's utility operations, Diablo Canyon nuclear power plant (Diablo Canyon) operations and the Company's nonregulated operations conducted through PG&E Enterprises, a wholly-owned subsidiary; and (2) the performance of the employee's organizational unit in meeting its individual objectives. For 1994, the earnings per share objectives for the Company's three types of operations will be replaced by a single corporate earnings per share objective. The corporate and organizational objectives include quality and reliability of service to customers, financial performance, cost control and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards.

The performance measurement target for the 1994 Plan year is based on the corporate operating and capital budgets prepared for 1994 which result in a budgeted corporate earnings per common share of $2.78. The following table sets forth the budgeted earnings per share for the three types of operations which comprise the overall budgeted corporate earnings per share as approved by the Board of Directors in December 1993:

             Budgeted 1994 Earnings Per Common Share

               Utility             $ 1.89
               Diablo Canyon         0.87
               PG&E Enterprises      0.02
                                   -------
                    Total          $ 2.78
                                   =======

The budgeted corporate earnings per share is a performance target and is not a forecast of actual performance that will be realized by the Company. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to the Company's Consolidated Financial Statements, which could affect the Company's performance during the year. Actual performance during the year may differ materially from the budgeted amount.

The 1994 budgeted earnings per share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the CPUC for 1994 which includes the impact of the Company's economic stimulus rate, the electric rate freeze and the corporate reorganization and workforce reduction program announced in early 1993, (ii) the Company's capital budget for 1994 of approximately $1.4 billion for utility operations and
(iii) budgeted operating expenses for utility operations that are approximately 5% less than budgeted for 1993. The utility budgeted earnings per share assumes contribution to earnings of $.10 per share from Pacific Gas Transmission Company, a wholly owned subsidiary of the Company, of which $.09 per share relates to the interstate portion of the PGT-PG&E pipeline expansion project. The budgeted earnings per share for utility assumes no earnings for the California portion of the expansion project. As previously disclosed, shippers on the California portion of the PGT-PG&E pipeline expansion project have only executed long-term firm transportation contracts for approximately 40% of the intrastate capacity, and the Company continues negotiations for the remaining capacity.

The budgeted earnings per share for Diablo Canyon were derived from, among other things, (i) an operating capacity factor (excluding refueling outages) of 91%, (ii) an overall annual capacity factor of 75.3% and (iii) one 64-day refueling outage at Unit 1 and one 62-day refueling outage at Unit 2 during 1994. Budgeted operating expenses for 1994 relating to Diablo Canyon are approximately 13% more than budgeted for 1993. Budgeted capital expenditures for Diablo Canyon are approximately $105 million for 1994.

All of the budgeted earnings per share amounts assume 425 million shares of common stock outstanding. The budgeted earnings per share amounts assume no significant gain or loss on the sale of assets.


B.   California Public Utilities Commission (CPUC) Proceedings

     1.   Electric Fuel and Sales Balancing Accounts

On December 17, 1993, the CPUC issued a decision authorizing a net zero change in the Company's electric revenue requirement for the twelve month forecast period beginning January 1, 1994. The decision also authorizes a gas revenue increase of approximately $4 million relating to the Company's customer energy efficiency
(CEE) programs for the same forecast period. The new rates are effective as of January 1, 1994.

The net zero change in the Company's overall annual electric revenue requirement for 1994 is composed of a $112 million increase under the Energy Cost Adjustment Clause (ECAC) balancing account, a $7 million increase under the Annual Energy Rate (AER) mechanism, a $129 decrease under the Electric Revenue Adjustment Mechanism (ERAM), a $1 million decrease under the Low Income Rate Assistance account and a $11 million increase for recovery of incentives earned on CEE programs.

As previously disclosed, in April 1993, the Company announced that it will freeze retail electric rates through the end of 1994 as part of its electric rate initiative. The Company has indicated that the electric rate freeze would be accomplished, in part, by the deferral of recovery of undercollections in the various ECAC and ERAM balancing accounts to the extent necessary to avoid any ECAC/ERAM-related electric rate increases on January 1, 1994. Accordingly, the Company had requested the authority to defer beyond 1994 cost recovery of approximately $255 million of the forecasted undercollections in the ECAC/ERAM balancing accounts as of December 31, 1993. In its decision, the CPUC approved the Company's request, but cautioned that the CPUC does not view its action as simply a deferral with payment due in 1995. Rather, the CPUC indicated that it expects the Company to take the necessary measures over the year to reduce its rates. With the stated objective of providing additional incentives for cost containment, the CPUC refused to allow the Company to collect interest on the revenue requirement deferral and ordered the reinstatement of the AER mechanism, which was indefinitely suspended in August 1990. The reinstatement of the AER mechanism places the Company at partial risk for variations between actual and forecasted energy expenses in that only 91% of actual energy costs are recoverable through the ECAC. The AER provides for recovery of 9% of forecasted energy costs and the amounts collected under the AER will not be adjusted if actual costs differ from the amounts authorized. Therefore, the Company would be at risk for 9% of actual energy costs above the 1994 forecast, subject to a cap of 140 basis points on overall earnings, and shareholders would be rewarded with 9% of any fuel cost savings.

With respect to CEE, the decision authorizes the Company to recover in rates over three years an aggregate electric and gas revenue increase of approximately $41 million for shareholder incentives relating to CEE measures installed in 1992, a reduction from the $59 million initially requested by the Company. Those revenues will be recovered in equal annual amounts beginning in 1994. The electric and gas revenue increases authorized in rates for 1994 relating to CEE of $11 million and $4 million, respectively, include one third of the 1992 incentives as well as amounts earned in previous years. However, the decision also provides that the $41 million allowed as shareholder incentives shall be subject to refund pending completion of a CPUC audit of all the Company's 1990-1992 CEE expenses. The audit is required to be completed by the end of 1994.





     2.   1994 Attrition Rate Adjustment

On December 17, 1993, the CPUC issued a resolution authorizing the Company to implement an Attrition Rate Adjustment (ARA) effective January 1, 1994, which results in an increase of $41 million for electric base rates and $54 million for gas base rates. These adjustments incorporate the final decision in the 1994 cost of capital proceeding. As part of the Company's electric rate initiative, the $41 million ARA increase excludes approximately $19 million of increased taxes attributable to the higher corporate tax rate recently adopted for which the Company would otherwise have sought recovery through the ARA mechanism but instead will forego.

The CPUC's resolution also authorizes the Company to reduce its 1994 electric and gas base revenues by approximately $143 million and $60 million, respectively, primarily as a result of the net savings from the workforce reduction program and changes in the Company's obligation to make future contributions toward post-retirement medical benefits. Pursuant to the electric rate initiative, these reductions in revenue requirements for electric operations were used to offset the $41 million ARA increase as to hold electric base revenues constant, resulting in a consolidated net change in electric rates of zero effective as of January 1, 1994, with the excess savings to be amortized in 1995 rates.































                              SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                   GORDON R. SMITH
                              By __________________________
                                   GORDON R. SMITH
                                   Vice President and Chief
                                   Financial Officer





Dated:  January 10, 1994